EXHIBIT 15.1

China Natural Resources Completes Due Diligence; Moves Forward with Strategic Acquisition of Lithium Mine in Zimbabwe with Maximum Consideration Contemplated to be US$1.75 Billion

HONG KONG, April 14, 2023 – China Natural Resources, Inc. (NASDAQ: CHNR) (“China Natural Resources,” the “Company,” or “CHNR”) announced today that the Company has completed its due diligence investigation with satisfactory results, and will proceed with the acquisition of Williams Minerals (Pvt) Ltd (“Williams Minerals”) by paying a deposit of US$35 million by way of promissory notes to Feishang Group Limited and Top Pacific (China) Limited (the “Sellers”) on or about April 21, 2023, pursuant to the definitive sale and purchase agreement that the Company entered into with the Sellers on February 27, 2023 (the “Sale and Purchase Agreement”).

Williams Minerals owns the mining permit for a Zimbabwean lithium mine. Under the Sale and Purchase Agreement, it is expected that the Company will indirectly acquire all interests in Williams Minerals and pay an aggregate of US$140 million by way of promissory notes and/or cash to the Sellers as an initial installment. Consideration for the Company’s “ownership” (as defined in the Sale and Purchase Agreement) of various regions of the Zimbabwean lithium mine will thereafter be calculated and paid, and such “ownership” will vest, cumulatively, region by region and over time, based on the issuance and results of subsequent independent technical reports, with the maximum consideration contemplated to be US$1.75 billion. The subject of each independent technical report will be the quantity of qualified measured, indicated and inferred sources of lithium oxide (grade 1.06% or above in accordance with the standard under the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves) proven to be in a discrete region of the mining area. For each region of the lithium mine, until the consideration due for each region based upon the independent technical report has been paid and the Company’s “ownership” has vested, the Sellers will maintain legal possession and control, including the right to exploration, sales of lithium, and the revenue derived therefrom, as well as liability for operational costs and third-party claims.

Completion of the transaction as contemplated by the Sale and Purchase Agreement is contingent upon the satisfaction of a number of conditions, including, among other things, the issuance of independent technical reports, the actual quantity of qualified lithium oxide metal resources proven or estimated to exist in each mining area covered by the relevant independent technical report, and the Company’s full settlement of the purchase consideration in cash and restricted shares. There is no guarantee that the transaction will be completed at the anticipated valuation and terms, or at all.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “We are pleased with the favorable outcome of our due diligence investigation of this potentially high value lithium mine. This payment of deposit is a necessary step towards acquiring the exploration rights to the lithium mine, as all parties remain highly motivated to complete the transaction. We are excited to be moving forward and continue to see significant opportunities to leverage our mining expertise as we continue to execute on our long-term business strategy.”

For more information about the acquisition of Williams Minerals, please see the Report on Form 6-K furnished by CHNR with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2023.

This press release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer and will contain detailed information about the company and management, as well as financial statements.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for nickel, lead, silver and other nonferrous metal, has recently entered the wastewater treatment industry, and is actively exploring further business opportunities in the healthcare sector, natural resources sectors and other sectors. China Natural Resources recently agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited. While there is no guarantee, the acquisition of Williams Minerals is expected to close in the second fiscal quarter of 2023.

Forward-Looking Statements:

This Form 6-K includes forward-looking statements within the meaning of the U.S. federal securities laws. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the potential closing of the acquisition of Williams Minerals, and the timing of such closing; the ability to locate and execute on strategic opportunities; the impact of the rising commodity prices; the potential presence of minerals in the Zimbabwean lithium mine; the potential completion of the acquisition of Williams Minerals; the vesting of ownership of the regions of the Zimbabwean mine and the timing thereof; the level of demand for lithium and other precious minerals; and the availability of internally generated funds and funds for the payment of operating expenses, capital expenditures and the Company’s growth strategy. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: uncertainties regarding the governmental, economic and political circumstances in the PRC; the impact on the Company’s financial position, growth potential and business from an investment in the natural resources sector generally and in the Zimbabwean lithium mine specifically; uncertainties related to the Company’s ability to identify potential partners or acquisition targets as it considers strategic alternatives; uncertainties related to the Company’s ability to settle in cash the consideration due in connection with the acquisition of Williams Minerals; uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Zimbabwean lithium mine; uncertainties associated with the issuance of and accuracy of the independent technical reports; uncertainties related to geopolitical events and conflicts, such as the conflict between Russia and Ukraine; uncertainties regarding the impact of the COVID-19 pandemic on domestic PRC and global economic conditions, demand for the mineral reserves that we may locate or extract, our workforce, whether due to illness or restrictions on movement, and on the price of our common shares; uncertainties related to possible future increases in operating expenses; the fluctuations of interest rates and foreign exchange rates; uncertainties related to the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to the political situation between the PRC and the United States; uncertainties regarding the ability of the Public Company Accounting Oversight Board to continue to fully inspect auditors located in the PRC and Hong Kong, the implementation by the SEC of more stringent disclosure and/or other requirements for companies located in the PRC or that have operations in the PRC that are listed on exchanges in the United States, and increasing regulation by PRC government agencies of companies located in the PRC but listed elsewhere; and other risks detailed from time to time in the Company’s filings with the SEC, including, without limitation, the information set forth in the Company’s Annual Reports on Form 20-F under the heading “Risk Factors.” When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801

CHNR@GlobalIRPartners.com